                                                                     EXHIBIT 12

                     CAL FED BANCORP INC. AND SUBSIDIARIES

                             COMPUTATION OF RATIOS
                             (DOLLARS IN MILLIONS)

                                  FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                   ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                  ----------------------  --------------------
                                     1996        1995       1996       1995
                                  ----------  ----------  ---------  ---------
RETURN ON AVERAGE ASSETS:
 Earnings before dividends on
  preferred stock of subsidiary,
  gain on sale of San Diego
  branches and special SAIF
  assessment(1).................. $     33.8  $     31.9  $    95.4  $    68.3
                                          x4          x4      x 4/3      x 4/3
                                  ----------  ----------  ---------  ---------
 Annualized earnings before gain
  on sale of San Diego branches
  and special SAIF assessment(2).      135.2       127.6      127.2       91.1
 Gain on sale of San Diego
  branches and special SAIF
  assessment(1)..................      (58.1)         --      (46.1)        --
                                  ----------  ----------  ---------  ---------
 Annualized earnings after gain
  on sale of San Diego branches
  and special SAIF
  assessment(2)(A)............... $     77.1  $    127.6  $    81.1  $    91.1
                                  ==========  ==========  =========  =========
 Average assets(B)............... $ 14,086.1  $ 14,264.4  $14,223.7  $14,264.4
                                  ==========  ==========  =========  =========
 Return on average assets(A/B)...       0.55%       0.89%      0.57%      0.64%
                                  ==========  ==========  =========  =========
RETURN ON AVERAGE EQUITY:
 Earnings before dividends on
  preferred stock of subsidiary,
  gain on sale of San Diego
  branches and special SAIF
  assessment(1).................. $     33.8  $     31.9  $    95.4  $    68.3
                                          x4          x4      x 4/3      x 4/3
                                  ----------  ----------  ---------  ---------
 Annualized earnings before gain
  on sale of San Diego branches
  and special SAIF assessment(2).      135.2       127.6      127.2       91.1
 Gain on sale of San Diego
  branches and special SAIF
  assessment(1)..................      (58.1)         --      (46.1)        --
                                  ----------  ----------  ---------  ---------
 Annualized earnings after gain
  on sale of San Diego branches
  and special SAIF
  assessment(2)(C)............... $     77.1  $    127.6  $    81.1  $    91.1
                                  ==========  ==========  =========  =========
 Average equity(3)(D)............ $    841.4  $    857.4  $   857.3  $   832.8
                                  ==========  ==========  =========  =========
 Return on average equity(C/D)...       9.16%      14.90%      9.46%     10.93%
                                  ==========  ==========  =========  =========

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(1) During the second quarter of 1996, the Bank sold six branches located in
    San Diego county with deposits totalling approximately $380 million. The sale resulted in a nonrecurring net gain of $12 million. During the third quarter of 1996, the Bank accrued $58.1 million in expense for nonrecurring special assessment by the SAIF.

(2) Annualized earnings are based upon results for the quarter and nine months ended September 30, 1996 and 1995. Results may vary from quarter to quarter and for the year.

(3) Average equity includes preferred stock of subsidiary totalling $172.5 million and $266.0 million at September 30, 1996 and 1995, respectively.


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